UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2018

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number Former Name or Former Address, if Changed since Last Report	IRS Employer Identification Number

001-15943	Charles River Laboratories International, Inc. Delaware 251 Ballardvale Street Wilmington, Massachusetts 01887 (781) 222-6000 N/A	06-1397316

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 26, 2018, Charles River Laboratories International, Inc. (“Charles River”) amended and restated its existing credit agreement with certain financial institutions and JPMorgan Chase Bank, N.A., as administrative agent (the “Eighth Amended and Restated Credit Agreement”). The Eighth Amended and Restated Credit Agreement (1) extends the maturity date for the facilities and (2) makes certain other amendments in connection with Charles River’s acquisition of ACP Mountain Holdings, Inc. and its subsidiaries. Subject to certain customary exceptions, the obligations of Charles River under the Eighth Amended and Restated Credit Agreement are guaranteed by Charles River's material domestic subsidiaries and are secured by substantially all of the assets of Charles River and the guarantors, including a pledge of 100% of the capital stock of the domestic subsidiaries (other than the capital stock of any domestic subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes (“Disregarded Entities”)), and 65% of the capital stock of certain first-tier foreign subsidiaries and Disregarded Entities.

The Eighth Amended and Restated Credit Agreement provides for up to approximately $2.3 billion in financing, including an approximately $750 million term loan facility and a $1.55 billion revolving facility. The equivalent of $1.55 billion of the revolving facility is available in euros or Sterling to certain subsidiaries of Charles River based in the United Kingdom, the Netherlands and Luxembourg (the “Multicurrency Revolving Facility”), and up to the equivalent of $50 million of the Multicurrency Revolving Facility is available in Japanese yen to a subsidiary of Charles River based in Japan. The term loan facility matures in 19 quarterly installments with the last installment due March 26, 2022. The revolving facility matures on March 26, 2022, and requires no scheduled payment before that date. Under specified circumstances, Charles River has the ability to increase the term loans and/or revolving line of credit under the Eighth Amended and Restated Credit Agreement by up to $1 billion in the aggregate. The interest rates applicable to term loans and revolving loans under the credit agreement are, at Charles River’s option, equal to either the base rate (which is the higher of (1) the prime rate, (2) the federal funds rate plus 0.50%, or (3) the one-month adjusted LIBOR rate plus 1%) or the adjusted LIBOR rate plus an interest rate margin based upon Charles River’s leverage ratio.

In addition to the scheduled repayments, Charles River is required to prepay the term loans with the following amounts:

•	100% of any net cash proceeds in connection with permitted receivables financings; and

•	100% of the net cash proceeds from certain incurrences of debt, unless the leverage ratio is 3.00:1 or less.

The Eighth Amended and Restated Credit Agreement requires that Charles River comply with an interest coverage ratio test and a leverage ratio test. In addition, the Eighth Amended and Restated Credit Agreement includes negative covenants that will, subject to significant exceptions, limit the ability of Charles River and its subsidiaries to:

•	incur, assume, or permit to exist additional indebtedness or guarantees;

•	incur liens;

•	make investments and loans;

•	engage in mergers, acquisitions, and asset sales;

•	enter into agreements limiting subsidiary distributions;

•	engage in certain transactions with affiliates, and

•	alter the business that they conduct.

The Eighth Amended and Restated Credit Agreement also contains certain customary representations and warranties, affirmative covenants, and events of default.

The Eighth Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1 and incorporated into this Item 2.03 by reference.

Item 8.01 Other Events.

Senior Notes Offering

On March 26, 2018, Charles River issued a press release announcing commencement of a proposed notes offering of $500 million aggregate principal amount of senior unsecured notes due 2026 (the “Notes”). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Eighth Amended and Restated Credit Agreement, dated as of March 26, 2018, among Charles River Laboratories International, Inc., the Subsidiary Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and the other agents party thereto.

99.1	Press Release dated March 26, 2018 regarding commencement of a proposed notes offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 26, 2018	CHARLES RIVER LABORATORIES INTERNATIONAL, INC. (Registrant)

	By:	/s/ Matthew Daniel
		Name:	Matthew Daniel
		Title:	Corporate Senior Vice President & Deputy General Counsel